EXHIBIT 99.1

Consolidated Communications Holdings Reports Fourth Quarter and Full Year 2010 Results

  Broadband subscriber adds surpass line losses for the fifth consecutive quarter
  Best full year of access line performance since 2007
  Strong quarterly and full year cash flow supporting the dividend

MATTOON, Ill., March 3, 2011 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the fourth quarter and year ended December 31, 2010.

Fourth quarter and full year 2010 financial summary:

  Revenue was $93.8 million for the quarter and $383.4 million for the year.
  Net cash from operations was $35.3 million for the quarter and $115.0 million for the year.
  Adjusted EBITDA was $45.0 million for the quarter and $183.2 million for the year.
  Dividend payout ratio was 52.3% for the quarter and 63.9% for the year.
  Cash and cash equivalents ended at $67.7 million, an increase of $24.9 million over 2009.

"I am pleased to report another solid quarter and full year of operating and financial results. We continued to invest in our business, while delivering strong and sustainable cash flows in support of the dividend," said Bob Currey, President and Chief Executive Officer.

"We increased total connections for the fifth consecutive quarter by adding over 2,700 broadband subscribers, which resulted in an increase for the year of 12,400. Also, with our broadband products and attractive bundles, we delivered our best access line performance in over three years. The investments in our network throughout 2010 allowed us to reach another 18,000 homes with IPTV resulting in year-end addressable homes of 205,000."

"Financially, we delivered another solid performance for both the quarter and for the year. Our fourth quarter results reflected our best ever dividend payout ratio. Not only did our fourth quarter election to take bonus depreciation impact our 2010 cash taxes, we also expect 2011 cash flows to reflect a full year's benefit," Currey concluded.

Operating Statistics at December 31, 2010, Compared to December 31, 2009.
	Period Ended December 31,
	2010	2009	Increase/(decrease)%

Total connections	462,494	451,830	10,664	2.4%
Local access lines	237,141	247,235	(10,094)	(4.1)%
DSL subscribers	106,387	100,122	6,265	6.3%
IPTV subscribers	29,236	23,127	6,109	26.4%
ILEC VOIP lines	8,640	8,665	(25)	(0.3)%
CLEC access line equivalents	81,090	72,681	8,409	11.6%

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $22.1 million, and the dividend payout ratio was 52.3%. For the full year, CAPD was $72.2 million, and the dividend payout ratio was 63.9%. At December 31, 2010, cash and cash equivalents were $67.7 million representing an increase of $24.9 million over the prior year. The Company made capital expenditures of $9.2 million during the fourth quarter and $41.8 million for the year.

Financial Highlights for the Fourth Quarter Ended December 31, 2010

  Revenues were $93.8 million, compared to $100.8 million in the same period of 2009. The fourth quarter of 2009 included $3.2 million additional revenue from the telemarketing and operator service business units that were sold in 2010. Excluding this impact, revenues decreased by $3.8 million due to declines in local calling services, network access and subsidies and were partially offset by increases in data and internet services.
  Depreciation and amortization was $22.2 million, compared to $21.2 million for the same period in 2009.  The increase is principally due to increased spending on video equipment which has a relatively shorter depreciation life.
  Income from operations was $15.0 million, compared to $17.3 million in the fourth quarter of 2009.  The decrease is mainly due to the higher depreciation and amortization expense and the lower revenues highlighted above.
  Interest expense, net was $13.1 million, compared to $14.1 million in the same quarter last year. The improvement of $1.0 million is primarily the result of an overall lower weighted average cost of debt.
  Other income, net was $7.0 million, compared to $6.5 million for same period in 2009.  We recognized $7.0 million in cash distributions from wireless partnerships compared to $6.9 million for the fourth quarter 2009.
  Net income attributable to common stockholders was $6.8 million, compared to $7.0 million in the fourth quarter of 2009. "Adjusted net income applicable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $8.2 million, compared to $7.5 million in the same quarter of 2009.
  Diluted net income per common share was $0.23, compared to $0.24 in the same quarter of 2009. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the fourth quarter of 2010 was $0.28, compared to $0.25 in the fourth quarter of 2009.
  Adjusted EBITDA was $45.0 million, compared to $48.1 million for the same period in 2009.
  Net cash provided from operating activities was $35.3 million, compared to $34.1 million for the fourth quarter in 2009.
  The total net debt to last twelve month adjusted EBITDA coverage ratio is 4.46 times to one.

Financial Highlights for the Year Ended December 31, 2010

  Revenues were $383.4 million, compared to $406.2 million for the prior year. The sale of our telemarketing and operator service business units resulted in a $10.2 million decline in 2010's revenues versus 2009. The remaining decreases in revenue were driven by lower local calling services, network access, subsidies and long distance services.  These were partially offset by increases in data and internet services.
  Net income attributable to common stockholders was $32.6 million, compared to $24.9 million for the same period of 2009. This increase was driven by the continued cost structure improvements, higher wireless distributions, lower interest costs and reduced tax expense.
  Diluted net income per common share was $1.09, compared to $0.84 for the full year 2009. "Adjusted diluted net income per common share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per common share" for the twelve months ended December 31, 2010 was $1.03, compared to $0.96 for the prior year period.
  Adjusted EBITDA was $183.2 million, compared to $188.8 million for the same period in 2009.
  Net cash provided from operating activities was $115.0 million, compared to $116.3 million for the twelve month period in 2009.
  All coverage ratios were in compliance with our credit agreement.

Financial Guidance

For 2011, the Company is providing the following full year guidance: Capital expenditures in 2010 were $41.8 million and for 2011 are expected to be in the range of $38.0 million to $41.0 million. Cash interest expense for 2010 was $50.2 million and for 2011 is expected to be in the range of $45.0 million to $48.0 million. Cash income taxes are expected to be in the range of $14.0 million to $16.0 million compared to $18.7 million in 2010.

Dividend Payments

On February 28, 2011, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on May 1, 2011 to stockholders of record at the close of business on April 15, 2011.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss fourth quarter and full year 2010 earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 38392994. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting two hours after completion of the call until March 10, 2011 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income" and "adjusted diluted net income per share", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash taxes.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically "total net debt to last twelve month adjusted EBITDA coverage ratio," principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by "total net debt to last twelve months adjusted EBITDA coverage ratio," provides important additional information to investors. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted net income and adjusted diluted net income per share because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of December 31, 2010 the Company had 237,141 ILEC access lines, 81,090 Competitive Local Exchange Carrier (CLEC) access line equivalents, 106,387 DSL subscribers and 29,236 IPTV subscribers. The Company offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 67,654	$ 42,758
Accounts receivable, net	42,012	42,125
Prepaid expenses and other current assets	26,584	23,047
Total current assets	136,250	107,930

Property, plant and equipment, net	356,057	377,200
Intangibles, net and other assets	717,239	741,477
Total assets	$ 1,209,546	$ 1,226,607

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$ 132	$ 344
Accounts payable	9,972	13,482
Accrued expenses and other current liabilities	65,488	63,616
Total current liabilities	75,592	77,442

Capital lease obligation less current portion	3,993	--
Long-term debt	880,000	880,000
Other long-term liabilities	178,086	188,448
Total liabilities	1,137,671	1,145,890

Stockholders' equity:
Common stock, $0.01 par value	298	296
Paid in capital	98,125	109,746
Accumulated other comprehensive loss	(31,471)	(35,540)
Total Consolidated Communications Holdings, Inc. stockholders' equity	66,952	74,502
Noncontrolling interest	4,923	6,215
Total stockholders' equity	71,875	80,717
Total liabilities and stockholders' equity	$ 1,209,546	$ 1,226,607
Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$ 93,751	$ 100,825	$ 383,366	$ 406,167
Operating expenses:
Cost of services and products	34,342	36,865	142,302	145,460
Selling, general and administrative expenses	22,146	25,447	88,025	104,774
Depreciation and amortization	22,222	21,228	87,142	85,227
Income from operations	15,041	17,285	65,897	70,706
Other income (expense):
Interest expense, net	(13,066)	(14,141)	(50,740)	(57,935)
Other income, net	6,960	6,485	26,986	25,563
Income before income taxes	8,935	9,629	42,143	38,334
Income tax expense	1,976	2,333	8,991	12,399
Net income	6,959	7,296	33,152	25,935
Less: Net income attributable to noncontrolling interest	172	261	557	1,030
Net income attributable to Consolidated Communications Holdings, Inc.	$ 6,787	$ 7,035	$ 32,595	$ 24,905

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.23	$ 0.24	$ 1.09	$ 0.84
Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$ 6,959	$ 7,296	$ 33,152	$25,935
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	22,222	21,228	87,142	85,227
Non-cash stock compensation	624	494	2,363	1,927
Non-cash reversal of uncertain tax positions	17	--	(5,169)	--
Loss on disposal of assets	1,155	1,574	2,057	2,491
Other adjustments, net	(2,331)	(8,965)	(1,081)	(1,733)
Changes in operating assets and liabilities, net	6,623	12,469	(3,449)	2,460
Net cash provided by operating activities	35,269	34,097	115,015	116,307
INVESTING ACTIVITIES
Proceeds from sale of investments	--	425	34	--
Proceeds from sale of assets	68	--	1,065	725
Capital expenditures	(9,211)	(11,400)	(41,789)	(42,352)
Net cash used in investing activities	(9,143)	(10,975)	(40,690)	(41,627)
FINANCING ACTIVITIES
Payments made on long-term obligations	(55)	(237)	(399)	(922)
Distribution to non-controlling interest	(1,850)	--	(1,850)	--
Purchase and retirement of common stock	(1,001)	(536)	(1,001)	(545)
Dividends on common stock	(11,527)	(11,474)	(46,179)	(45,926)
Net cash used in financing activities	(14,433)	(12,247)	(49,429)	(47,393)
Net change in cash and cash equivalents	11,693	10,875	24,896	27,287
Cash and cash equivalents at beginning of period	55,961	31,883	42,758	15,471
Cash and cash equivalents at end of period	$ 67,654	$ 42,758	$ 67,654	$42,758

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Telephone Operations
Local calling services	$ 22,232	$ 23,856	$ 91,883	$ 97,174
Network access services	19,661	21,307	81,695	86,344
Subsidies	11,957	13,981	48,661	55,990
Long distance services	4,280	4,599	18,036	20,382
Data and Internet services	19,175	17,619	75,179	68,079
Other services	8,516	9,070	34,160	36,579
Total Telephone Operations	85,821	90,432	349,613	364,548
Other Operations	7,930	10,394	33,753	41,619
Total operating revenues	$ 93,751	$ 100,826	$ 383,366	$ 406,167
Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
EBITDA:
Net cash provided by operating activities	$ 35,269	$ 34,097	$ 115,015	$ 116,307
Adjustments:
Compensation from restricted share plan	(624)	(494)	(2,363)	(1,927)
Other adjustments, net	1,176	7,392	(976)	(757)
Changes in operating assets and liabilities	(6,640)	(12,469)	8,618	(2,460)
Interest expense, net	13,066	14,141	50,740	57,935
Income taxes	1,976	2,333	8,991	12,399
EBITDA (1)	44,223	44,999	180,025	181,497

Adjustments to EBITDA (2):
Integration and restructuring (3)	--	2,047	--	7,410
Other, net (4)	(6,907)	(6,372)	(26,643)	(24,439)
Investment distributions (5)	7,039	6,909	27,479	22,452
Non-cash compensation (6)	624	494	2,363	1,927
Adjusted EBITDA	$ 44,979	$ 48,077	$ 183,224	$ 188,848

Footnotes for Adjusted EBITDA:

(1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses.
(4) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items.
(5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2010
Adjusted EBITDA	$ 44,979	$ 183,224

- Cash interest expense	(12,715)	(50,205)
- Capital expenditures	(9,211)	(41,789)
- Cash income taxes	(977)	(18,706)
- Capital lease payments	(55)	(399)
+ Cash interest income	40	119
Cash available to pay dividends	$ 22,061	$ 72,244

Dividends Paid	$ 11,527	$ 46,179
Payout Ratio	52.3%	63.9%
Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$ 880,000
Capital leases	4,125
Total debt as of December 31, 2010	$ 884,125
Less cash on hand	(67,654)
Total net debt as of December 31, 2010	$ 816,471

Adjusted EBITDA for the last twelve months ended December 31, 2010	$ 183,224

Total Net Debt to last twelve months
Adjusted EBITDA	4.46 x
Adjusted Net Income and Diluted Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Reported net income attributable to common stockholders	$ 6,787	$ 7,035	$ 32,595	$ 24,905
Deferred tax adjustment	--	(1,469)	--	(1,469)
Change in uncertain tax liabilities	--	--	(4,591)	--
Interest reversal on reduction in uncertain tax positions	--	--	(1,073)	--
Access dispute settlement, net of tax	--	--	--	(1,204)
Loss on disposal of assets, net of tax	900	--	1,530	--
Severance, net of tax	--	699	--	2,710
Integration and restructuring charges, net of tax	--	852	--	2,304
Non-cash stock compensation, net of tax	486	374	1,860	1,305
Adjusted net income attributable to common stockholders	$ 8,173	$ 7,491	$ 30,321	$ 28,551

Weighted average number of shares outstanding	29,514	29,631	29,490	29,622
Adjusted diluted net income per share	$ 0.28	$ 0.25	$ 1.03	$ 0.96

Calculations above assume a 22.1 and 21.3 percent effective tax rate for the three and twelve months ended December 31, 2010.
The three and twelve month rates ending December 31, 2009 are assumed at 24.2 and 32.3 percent, respectively.
Consolidated Communications Holdings, Inc.
Key Operating Statistics

	December 31,	September 30,	December 31,
	2010	2010	2009
Local access lines in service
Residential	140,660	141,980	146,766
Business	96,481	97,715	100,469
Total local access lines	237,141	239,695	247,235

Total IPTV subscribers	29,236	27,953	23,127

ILEC DSL subscribers (1)	106,387	104,933	100,122
ILEC Broadband Connections	135,623	132,886	123,249

ILEC VOIP subscribers	8,640	8,770	8,665

CLEC Access Line Equivalents (2)	81,090	73,313	72,681

Total connections	462,494	454,664	451,830

Long distance lines (3)	172,856	172,030	165,714
Dial-up subscribers	1,354	1,559	2,371

IPTV Homes passed	205,436	202,948	187,630

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.

(2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

(3) Excludes CLEC LD subscribers.
CONTACT: Matt Smith
         Treasurer & Director of Finance
         217-258-2959
         matthew.smith@consolidated.com